EXHIBIT 23 (iii)



                             CONSENT OF INDEPENDENT
                          CERTIFIED PUBLIC ACCOUNTANTS



United Dominion Realty Trust, Inc.
Richmond, Virginia


We hereby consent to the incorporation by reference of our report dated February 4, 1994, relating to the combined Historical Summary of Gross Income and Direct Operating Expenses of Holly Tree Park Apartments, Knolls at Newgate and Mallard Green Apartments for the year ended December 31, 1993, appearing in the May 26, 1994 Form 8K filed by United Realty Trust, Inc. and in the registration statement (Form S-8) and related prospectus of United Dominion Realty Trust, Inc., for the registration of 100,000 shares of its common stock which may be sold pursuant to its Employees' Stock Purchase Plan.





                                                    BDO SEIDMAN


Philadelphia, Pennsylvania
March 16, 1995